Exhibit 99.1

News Release

Paget L. Alves Elected to IGT Board of Directors

(LAS VEGAS, Nev. – January 12, 2010) -- International Game Technology (NYSE: IGT) announced today that its board of directors elected Paget L. Alves to serve as a director for the company, pending applicable regulatory approval.

Alves, 55, is the President of the Business Markets Group (BMG) for Sprint Nextel, and is responsible for Sprint’s sales and marketing to all enterprise and public sector customers. Alves also oversees the development of strategic alliances for Sprint.

"Paget Alves brings more than 20 years of technology company experience to IGT. His direct experience in driving industry level change through evolutionary technology and market strategy is a welcome addition to the IGT board,” said Patti Hart, IGT President and CEO.

Prior to his current position, Alves was the president of sales and distribution for Sprint Nextel. During his tenure with Sprint, he served in a number of senior executive roles for the company. Alves also served as president & CEO of PointOne Telecommunications, Inc., President & COO of Centennial Communications and executive vice president and COO of Murata Business Systems. He began his career as an attorney with IBM.

International Game Technology (IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

Contact:
Patrick W. Cavanaugh, Executive Vice President, Chief Financial Officer and Treasurer
1-866-296-4232